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Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Announces Third Quarter 2021 Results
Asset Sale Positions Company for Growth Supported by Strong Demand for Cellulose Specialties
•Sale of lumber and newsprint assets for approximately $232 million; estimated gain on sale of $6 million, net of tax
•Retired $127 million of senior unsecured debt; additional $25 million of senior secured debt repaid in October
•Expect significant price increases on the majority of cellulose specialties contracts in 2022
•Net loss from continuing operations was $13 million, $26 million unfavorable to the comparable period in 2020, driven by income tax benefit recorded in the prior year
•Adjusted EBITDA from continuing operations was $35 million, up $3 million from the comparable quarter in 2020, driven by higher High Purity Cellulose and High-Yield Pulp prices offset by impacts of cost inflation

•Targeting EBITDA margin growth focused on lowering cost, improving reliability, executing strategic projects and funding attractive innovation initiatives

JACKSONVILLE, Fla., November 2, 2021 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) reported a net loss of $5 million or a net loss of $0.07 per diluted share, compared to net income of $29 million or $0.45 per diluted share for the same prior year quarter. The net loss from continuing operations for the quarter ended September 25, 2021 was $13 million or $0.21 per diluted share, compared to net income from continuing operations of $13 million or $0.20 per diluted share for the same prior year quarter. The decrease in the diluted earnings per share was primarily due to significant income tax benefits recorded in the prior year. Income from discontinued operations for the quarter ended September 25, 2021 was $9 million or $0.14 per diluted share, compared to income from discontinued operations of $16 million or $0.25 per diluted share for the same prior year quarter. The decrease in the diluted earnings per share was due to lower lumber sales volumes as only two months of activity are recorded in the current quarter along with a higher income tax expense. As a result of the sale of lumber and newsprint assets, the Company has reclassified certain prior year amounts to conform to the current year presentation for discontinued operations. Unless otherwise stated, information in this press release relates to continuing operations.
“We made great progress on our strategic initiatives in the quarter including completion of the portfolio optimization initiative.” said Paul Boynton, President and Chief Executive Officer. “Along with our sale of the lumber and newsprint assets, we repaid a significant amount of debt and built cash reserves, which will be used to make investments in lowering cost, improving reliability and growing our BioFuture over the coming years. As we experience significant cost inflation and strong demand for cellulose specialties products, which are expected to continue into 2022, it is imperative that we capture fair value for our products to maintain our capital-intensive assets and service our customers. As such, we expect significant price increases on our majority of cellulose specialties contracts in 2022.”
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Third Quarter 2021 Operating Results from Continuing Operations
As a result of the sale of the Company’s lumber and newsprint assets, the Company operates in the following business segments: High Purity Cellulose, Paperboard, High-Yield Pulp and Corporate.
Net sales comprised the following for the periods presented:

	Three Months Ended			Nine Months Ended
Net sales (in millions)	September 25, 2021	June 26, 2021	September 26, 2020	September 25, 2021	September 26, 2020
High Purity Cellulose	$288	$255	$253	$792	$757
Paperboard	52	57	47	157	140
High-Yield Pulp	42	37	30	106	91
Eliminations	(8)	(8)	(7)	(21)	(16)
Total net sales	$374	$341	$323	$1,034	$972
Operating results comprised the following for the periods presented:

	Three Months Ended			Nine Months Ended
Operating income (loss) (in millions)	September 25, 2021	June 26, 2021	September 26, 2020	September 25, 2021	September 26, 2020
High Purity Cellulose	$2	$11	$8	$19	$10
Paperboard	2	2	3	10	14
High-Yield Pulp	8	1	1	8	—
Corporate	(9)	(13)	(13)	(33)	(37)
Total operating income (loss)	$3	$1	$(1)	$4	$(13)
High Purity Cellulose
Operating results for the three and nine months ended September 25, 2021 declined $6 million and improved $9 million, respectively, when compared to the prior year. Sales prices increased 14 percent and 13 percent during the three-month and nine-month periods, respectively, when compared to the same prior year period, driven by higher commodity prices. Total volumes declined 2 percent and 9 percent during the current three-month and nine-month periods, respectively. Compared to the prior year periods, volumes declined driven by an improved mix of cellulose specialties due to strong demand and a kiln reliability disruption at the Jesup, GA facility that negatively impacted commodity production by approximately 10,000 metric tons. Additionally, segment sales volumes were negatively impacted by shipping constraints as well as the impact of extended planned outages in the current year. Costs increased compared to the prior year periods driven by inflation on key material inputs, the kiln disruption previously mentioned and higher maintenance and logistic expenses.

Compared to the second quarter of 2021, operating income declined by $9 million driven by higher operational costs and input costs partially offset by higher specialties sales volumes and higher commodity sales prices. Total sales prices increased 3 percent while total sales volumes increased 10 percent. However, sales volumes were negatively impacted compared to expectations by shipping constraints and the kiln disruption. Costs also increased compared to the prior quarter due to inflation on key input costs, the kiln disruption and higher logistic expenses.
Paperboard
Operating results for the three and nine months ended September 25, 2021 declined $1 million and $4 million, respectively, when compared to the same prior year periods, primarily due to higher raw material pulp input costs partially offset by higher sales prices. Compared to the prior year, sales prices increased 13 percent and 6 percent during the current three-month and
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

nine-month periods, respectively, driven by strong demand. Compared to the prior year, sales volumes decreased 2 percent and increased 5 percent during the current three-month and nine-month periods, respectively.
Compared to the second quarter of 2021, operating income remained flat. Compared to the prior quarter, sales prices increased 3 percent while sales volumes decreased 10 percent.
High-Yield Pulp
Operating income for the three months and nine months ended September 25, 2021 improved $7 million and $8 million, respectively, when compared to the same prior year period. Higher sales prices and volumes driven by market improvements were offset by higher operational and logistics costs as well as logistics constraints.
Operating results improved by $7 million when compared to the second quarter of 2021, driven by higher sales prices.
Corporate
The operating loss for the three-month period ended September 25, 2021, improved by $4 million to $9 million, when compared to the same prior year period primarily due to favorable foreign currency impacts. The operating loss for the nine-month period ended September 25, 2021, improved by $4 million to $33 million when compared to the same prior year period driven by lower variable compensation costs.
Compared to the second quarter of 2021, the operating loss improved by $4 million, to $9 million, during the third quarter ended September 25, 2021, driven primarily by favorable foreign currency impacts.
Non-Operating Expenses
Interest expense for the three and nine months ended September 25, 2021 increased $3 million and $8 million, respectively, when compared to the same prior year period. The increase was principally driven by the increased interest rate and higher amortization of debt issuance costs related to the December 23, 2020 refinancing of certain debt.
Interest expense during the three months ended September 25, 2021 increased $1 million to $17 million when compared to the second quarter of 2021.
Included in interest income and other, during the three and nine months ended September 25, 2021 is a $8 million unrealized loss associated with shares of GreenFirst Forest Products, Inc. (“GreenFirst”) received in connection with the sale of lumber and newsprint assets (see further below for additional discussion on the sale), as well as a $2 million net gain associated with open-market purchases of the Company’s 5.50% Senior Notes due 2024 (the “Unsecured Notes”).
Income Taxes
For continuing operations, the effective tax rate for the three and nine months ended September 25, 2021 was a benefit of 24 percent and 59 percent, respectively, compared to a benefit of 181 percent and 84 percent, respectively, in the same periods of the prior year. The 2021 effective tax rates differ from the statutory rate of 21 percent primarily due to a tax benefit recognized by remeasuring the Company’s Canadian deferred tax assets at a higher blended statutory tax rate in Canada. The statutory tax rate is higher as a result of changing the allocation of income between the Canadian provinces due to the sale of lumber and newsprint assets. The 2020 effective tax rate benefit differs from the federal statutory rate of 21 percent primarily due to the release of certain valuation allowances related to nondeductible interest expense, benefits from the CARES Act, tax return to accrual adjustments, and tax credits, partially offset by nondeductible interest expense in the U.S., taxable income generated from the 2020 credit agreement amendment, increases to uncertain tax position reserves, nondeductible executive compensation, and lower tax deductions on vested stock compensation.
Discontinued Operations
The Company presents businesses that represent components as discontinued operations when they meet the criteria for held for sale or are sold, and their disposal represents a strategic shift that has, or will have, a major effect on its operations and financial results. As a result of the sale of lumber and newsprint assets, the Company is presenting the operations for the Forest Products and Newsprint segments as discontinued operations.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Sale of lumber and newsprint assets
On August 28, 2021, the Company completed the previously announced sale of its lumber and newsprint facilities and certain related assets (the “Purchased Assets”) located in Ontario and Québec Canada to GreenFirst for $232 million. At closing, the Company received $193 million in cash, 28.7 million shares of GreenFirst’s common stock with a deemed fair value of $42 million and a credit note issued to the Company by GreenFirst in the amount of CDN $8 million (approximately $5 million after present value discount). The credit note may be offset against amounts owed to GreenFirst in the future for wood chip purchases, equally over the next 5 years. The GreenFirst shares will be held for a minimum of six months. The cash received at closing was preliminary and subject to final purchase price adjustments to be completed within 90 days following the close of the transaction. Driven primarily by lower inventory balances, the Company currently estimates the cash portion of the purchase price will be reduced by $8 million, to $185 million. However, concurrently with purchase price adjustments, the Company and GreenFirst will settle other adjustments resulting from events related to the sale, expected to result in a net cash outflow by the Company of approximately $2 to $3 million. In connection with the sale, the Company has recorded a preliminary gain on sale of $6 million, net of tax, inclusive of currently estimated purchase price adjustments. The preliminary net gain is included in the results of discontinued operations.
The Purchased Assets excluded accounts receivable, accounts payable, certain retained inventory and rights and obligations to softwood lumber duties, generated or incurred through the closing date. Since 2017, the Company has paid a total of $112 million in duties. As of August 28, 2021, the carrying value of the Purchased Assets was $215 million. The Company expects a cash tax impact of $1 million as a result of this transaction.
In connection with the transaction, the Company and GreenFirst entered into a 20-yr wood chip and residual fiber supply agreement as well as a transition services agreement.
The sale completes the strategic portfolio optimization plans for the Company.
Discontinued operations results
Income from discontinued operations, net of taxes, for the three months ended September 25, 2021 was $9 million compared to $16 million for the comparable prior period ended September 26, 2020. The decline was driven primarily by lower lumber sales volumes driven by only two months of activity in the current quarter, lower lumber prices and higher income tax expense.
Income from discontinued operations net of taxes, during the nine months ended September 25, 2021 was $112 million compared to $1 million for the same prior year period ended September 26, 2020. The improvement was driven by an increase in prices for lumber offset by the impact of Global Intangible Low Taxed Income (“GILTI”) on foreign earnings. The application of GILTI effectively results in double book taxation of the majority of the Company’s high Canadian earnings. The Company expects minimal cash taxes to be paid in 2021 or 2022 as a result of 2021 earnings associated with its discontinued operations.

	Three Months Ended			Nine Months Ended
Net sales (in millions)	September 25, 2021	June 26, 2021	September 26, 2020	September 25, 2021	September 26, 2020
Forest Products	$83	$209	$103	$439	$255
Newsprint	9	13	8	34	36
Eliminations	(8)	(10)	(10)	(31)	(33)
Total net sales	$84	$212	$101	$442	$258

	Three Months Ended			Nine Months Ended
Operating income (loss) (in millions)	September 25, 2021	June 26, 2021	September 26, 2020	September 25, 2021	September 26, 2020
Forest Products	$13	$117	$25	$191	$20
Newsprint	(5)	(2)	(7)	(12)	(18)
Total operating income (loss)	$8	$115	$18	$179	$2
Forest Products
The operating results for the three-month period ended September 25, 2021 declined $12 million, and operating results for the
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

nine-month period ended September 25, 2021 improved $171 million, when compared to the same prior year periods. The improvement was primarily due to an increase in lumber prices of 20 percent for the three-month period and 111 percent for the nine-month period. Sales volumes for the three-month and nine-month periods ended September 25, 2021 were lower by 31 percent and 8 percent, respectively, than in the prior year comparable periods primarily driven by only two months of activity in the current quarter. The improvement during the nine-month period was primarily due to higher lumber prices, partially offset by higher operational and residual stumpage costs.
Compared to the second quarter of 2021, the operating results declined by $104 million. The decline was driven by lower lumber volumes of 37 percent due to only two months of activity in the third quarter as well a significant decline in lumber prices of 42 percent.
Newsprint
Operating results for the three-month and nine-month periods ended September 25, 2021 improved by $2 million and $6 million, respectively, when compared to the same prior year periods. Lower sales volumes were offset by improvements in sales prices and lower operational costs.
Compared to the second quarter of 2021, the operating results declined by $3 million primarily driven by only two months of activity during the current quarter.
Cash Flows & Liquidity
For the nine months ended September 25, 2021, the Company generated operating cash flows of $207 million, of which continuing operations provided operating cash flows of $45 million and discontinued operations provided operating cash flows of $162 million. Operating cash flows from continuing operations include the impact of working capital, which increased $17 million, including the receipt of $27 million of cash tax refunds and $20 million related to Canada Emergency Wage Subsidy (“CEWS”). An additional $29 million of cash tax refunds are expected in the next six to twelve months.

For the nine months ended September 25, 2021, the Company invested $118 million, of which $61 million were capital expenditures for continuing operations, net of proceeds from the sale of assets, including approximately $10 million of strategic capital spending. Additionally, the Company invested $4 million in Anomera, Inc., one of the Company’s strategic growth initiatives. Related to discontinued operations, the Company received $193 million at the time of the closing of the sale of its lumber and newsprint assets and invested $8 million in capital expenditures related to these operations.
The Company ended the quarter with $378 million of liquidity globally, including $279 million of cash, borrowing capacity of $76 million under the ABL Credit Facility and $23 million of availability on the factoring facility in France. Liquidity for the third quarter improved by $19 million, due to an increase in cash offset by reduced availability under the ABL Credit Facility, both driven by the sale of lumber and newsprint assets.
Market Assessment
The market assessment represents the Company’s best current estimate of each business in this environment.
High Purity Cellulose
Pricing levels for the Company’s commodity products increased during the third quarter; however, prices are expected to moderate for the fourth quarter. Prices for cellulose specialties remain in line with expectations for the full year but are expected to increase for 2022. Demand for cellulose specialties volumes remains strong. Total segment volumes are expected to decline for the full year mainly due to logistics constraints, the kiln disruption in the third quarter at the Jesup, GA facility that negatively impacted production and the extended planned maintenance outages in 2021 and early 2022. Volumes for both cellulose specialties and commodity products are expected to remain strong in the fourth quarter and into 2022. However, logistic and shipping constraints may negatively impact sales volumes in the near term.
Key costs remain difficult to predict. Prices for energy, wood and chemicals as well as logistics costs, have increased significantly for the year and are expected to escalate further in the fourth quarter and into 2022.
With current market conditions, including strong demand in most cellulose specialties end markets, and elevated pricing for commodity viscose and fluff products along with cotton and petroleum-based substitute products, the Company announced significant prices increases for its cellulose specialties products, which positions it well to help offset inflationary pressures in
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

2022. The Company also remains committed to investing in its core business to reduce costs, improve reliability and provide new platforms for growth.
Paperboard
Paperboard prices continued to increase in the third quarter as expected, due to strong demand in both commercial printing and packaging segments, helping offset increases in raw material costs. Prices for the Company’s unique Kallima® brand paperboard are expected to increase further as demand for the Company’s products continues to strengthen, while industry supply remains constrained due to competitor production disruptions. Raw material costs are expected to decline as pulp prices moderate.
High-Yield Pulp
High-yield pulp markets experienced additional price increases during the third quarter due to the typical sales lag in the business. However, pulp market prices have recently declined and lower realized prices are expected for the remainder of the year. Logistics constraints and higher costs also may negatively impact operating results in the coming quarter.

Investing in the Future
With the completion of the sale of the lumber and newsprint assets, the Company is focused on its four high purity cellulose plants and capitalizing on the global demand for more sustainable products with its leading cellulose specialties offerings. These specialized biorefinery assets are capable of creating the world’s leading plant-based high purity cellulose and ideally suited for generating green fuels, bioelectricity and other biomaterials such as lignin and tall oils. The Company will invest to improve reliability in 2022. Additionally, the Company is evaluating specific strategic capital projects similar to several recently completed high return projects to enhance the value of its assets. These strategic investments include expenditures in green energy in Tartas, France and in TemSilk™ pulp, a critical input in the production of Lyocell, a more sustainable textile, and in Anomera, Inc., a company that manufactures carboxylated cellulose nanocrystals (CNC), a patented, biodegradable product for use in cosmetics and a wide variety of industrial applications. The Tartas green energy project is fully operational and the Company anticipates realizing $10 million in annualized benefits from this investment. The Company will also leverage its world-class R&D facilities to work with new and existing customers to develop natural-based solutions. The investments in reliability, strategic growth and innovation are expected to drive significant incremental margins in the coming years.
Conclusion
"With the completion of portfolio optimization, the Company is well positioned to drive price increases for cellulose specialties, lower costs, improve reliability, drive returns on strategic investments and fund attractive R&D and innovation initiatives. With these investments, we expect to grow consolidated EBITDA margins significantly over the next three to five years.” concluded Mr. Boynton.
Conference Call Information
Rayonier Advanced Materials will host a conference call and live webcast at 10:00 a.m. ET on Wednesday, November 3, 2021 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.rayonieram.com. A replay of this webcast will be archived on the company’s website shortly after the call.

Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Wednesday, November 17, 2021. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13724021.
About Rayonier Advanced Materials
Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs just over 2,500 people and generates approximately $1.3 billion of revenues. More information is available at www.rayonieram.com.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. All statements made in this earnings release are made only as of the date set forth at the beginning of this release. The Company undertakes no obligation to update the information made in this release in the event facts or circumstances subsequently change after the date of this release. The Company has not filed its Form 10-Q for the quarter ended September 25, 2021. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time the Company files its Form 10-Q.

Our operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K and our other filings and submissions to the SEC, which provide much more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected. These risks and events include, without limitation: Epidemic and Pandemic Risks Our businesses are subject to risks associated with epidemics and pandemics, including the COVID-19 pandemic and related impacts. The nature and extent of ongoing and future impacts of the pandemic are highly uncertain and unpredictable. Macroeconomic and Industry Risks The businesses we operate are highly competitive and many of them are cyclical, which may result in fluctuations in pricing and volume that can adversely impact our business, financial condition and results of operations; Changes in raw material and energy availability and prices could affect our business, financial condition and results of operations; We are subject to risks associated with doing business outside of the United States; Currency fluctuations may have a negative impact on our business, financial condition and results of operations; Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, could adversely affect our ability to access certain markets. Business and Operating Risks Taking into account the sale of the lumber and newsprint assets, our ten largest customers represent approximately 37 percent of our 2020 sales, and the loss of all or a substantial portion of our revenue from these large customers could have a material adverse effect on our business; A material disruption at one of our major manufacturing facilities could prevent us from meeting customer demand, reduce our sales and profitability, increase our cost of production and capital needs, or otherwise adversely affect our business, financial condition and results of operation; The availability of, and prices for, wood fiber could materially impact our business, results of operations and financial condition; Our operations require substantial capital; We depend on third parties for transportation services and increases in costs and the availability of transportation could adversely affect our business; Our failure to maintain satisfactory labor relations could have a material adverse effect on our business; We are dependent upon attracting and retaining key personnel, the loss of whom could adversely affect our business; Failure to develop new products or discover new applications for our existing products, or our inability to protect the intellectual property underlying such new products or applications, could have a negative impact on our business; The risk of loss of the Company’s intellectual property and sensitive business information, or disruption of its manufacturing operations, in each case due to cyberattacks or cybersecurity breaches, could adversely impact the Company. Regulatory Risks Our business is subject to extensive environmental laws, regulations and permits that may restrict or adversely affect our financial results and how we conduct business; The potential longer-term impacts of climate-related risks remain uncertain at this time. Financial Risks We may need to make significant additional cash contributions to our retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements; We have significant debt obligations that could adversely affect our business and our ability to meet our obligations; The phase-out of LIBOR as an interest rate benchmark in 2023 may impact our borrowing costs; Challenges in the commercial and credit environments may materially adversely affect our future access to capital; We may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders. Company’s Common Stock and Certain Corporate Matters Risks Your percentage of ownership in the Company may be diluted in the future; Certain provisions in our amended and restated certificate of incorporation and bylaws, and of Delaware law, could prevent or delay an acquisition of the Company, which could decrease the price of our common stock. Merger and Acquisition Risks Approximately fifteen percent (15%) of the purchase price for the GreenFirst transaction was received in the common shares of the capital of GreenFirst (to be held by the Company for a minimum of six (6) months following the transaction closing) and the Company’s ability to ultimately realize the benefit of this consideration is subject to market conditions and GreenFirst’s future performance.

Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted free cash flows, adjusted operating income, adjusted net income and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures beginning on Schedule D of this earnings release. We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income (Loss)
September 25, 2021 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 25, 2021	June 26, 2021	September 26, 2020	September 25, 2021	September 26, 2020
Net Sales	$374	$341	$323	$1,034	$972
Cost of Sales	(355)	(319)	(301)	(972)	(920)
Gross Margin	19	22	22	62	52
Selling, general & administrative expenses	(17)	(18)	(18)	(52)	(57)
Foreign exchange gains (losses)	3	(2)	(1)	1	—
Other operating income (expense), net	(2)	(1)	(3)	(7)	(9)
Operating Income (Loss)	3	1	(1)	4	(13)
Interest expense	(17)	(16)	(14)	(49)	(41)
Interest income and other, net	(3)	(2)	(1)	(4)	(2)
Income (Loss) From Continuing Operations Before Income Taxes	(17)	(17)	(16)	(49)	(56)
Income tax benefit (expense)	4	25	29	29	47
Equity in income (loss) of equity method investment	—	—	—	(1)	—
Income (Loss) from Continuing Operations	$(13)	$8	$13	$(21)	$(9)
Income (loss) from discontinued operations, net of taxes	9	114	16	112	1
Net Income (Loss)	$(5)	$122	$29	$90	$(8)

Basic Earnings Per Common Share:
Income (loss) from continuing operations	$(0.21)	$0.13	$0.20	$(0.33)	$(0.14)
Income (loss) from discontinued operations	0.14	1.79	0.26	1.76	0.01
Net income (loss) per common share - Basic	$(0.07)	$1.92	$0.46	$1.43	$(0.13)

Diluted Earnings Per Common Share:
Income (loss) from continuing operations	$(0.21)	$0.13	$0.20	$(0.33)	$(0.14)
Income (loss) from discontinued operations	0.14	1.76	0.25	1.76	0.01
Net income (loss) per common share - Diluted	$(0.07)	$1.89	$0.45	$1.43	$(0.13)

Shares Used for Determining:
Basic EPS	63,737,355	63,654,278	63,310,689	63,610,710	63,178,342
Diluted EPS	63,737,355	64,814,013	63,916,242	63,610,710	63,178,342
A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
September 25, 2021 (Unaudited)
(millions of dollars)

	September 25, 2021	December 31, 2020
Assets
Cash and cash equivalents	$279	$94
Assets of discontinued operations-held for sale, current	—	73
Other current assets	527	467
Property, plant and equipment, net	1,133	1,178
Assets of discontinued operations-held for sale, non-current	—	141
Other assets	536	577
	$2,475	$2,530
Liabilities and Stockholders’ Equity
Debt due within one year	$22	$17
Liabilities of discontinued operations-held for sale, current	—	1
Other current liabilities	291	275
Long-term debt and finance lease obligations	924	1,067
Non-current environmental liabilities	162	163
Liabilities of discontinued operations-held for sale, non-current	—	12
Other non-current liabilities	291	300
Total stockholders’ equity	785	695
	$2,475	$2,530
B

Condensed Consolidated Statements of Cash Flows
September 25, 2021 (Unaudited)
(millions of dollars)

	Nine Months Ended
	September 25, 2021	September 26, 2020
Operating Activities:
Net income (loss)	$90	$(8)
Loss (income) from discontinued operations	(112)	(1)
Adjustments:
Depreciation and amortization	101	101
Other items to reconcile net income to cash provided by operating activities	(8)	34
Changes in working capital and other assets and liabilities	(26)	(68)
Cash provided by operating activities- continuing operations	45	57
Cash provided by (used for) operating activities- discontinued operations	162	6
Cash Provided by Operating Activities	207	63

Investing Activities:
Capital expenditures, net	(61)	(35)
Investment in equity method investment	(4)	—
Cash provided by (used for) investing activities-continuing operations	(65)	(35)
Cash provided by (used for) investing activities-discontinued operations	183	(8)
Cash Provided by (Used for) Investing Activities	118	(43)

Financing Activities:
Changes in debt	(136)	2
Common stock repurchased, net of issuances	(1)	—
Debt issuance costs	(1)	(4)
Cash Provided by (Used for) Financing Activities	(138)	(2)

Cash and Cash Equivalents:
Change in cash and cash equivalents	187	18
Net effect of foreign exchange on cash and cash equivalents	(2)	1
Balance, beginning of year	94	64
Balance, end of period	$279	$83
C

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
September 25, 2021 (Unaudited)

	Three Months Ended			Nine Months Ended
	September 25, 2021	June 26, 2021	September 26, 2020	September 25, 2021	September 26, 2020
Average Sales Prices:
High Purity Cellulose ($ per metric ton):
High Purity Cellulose	$1,159	$1,128	$1,020	$1,111	$983
Paperboard ($ per metric ton):
Paperboard	$1,184	$1,150	$1,048	$1,149	$1,082
High-Yield Pulp ($ per metric ton):
Pulp (external sales)	$618	$539	$486	$549	$481

Sales Volumes:
High Purity Cellulose (thousands of metric tons):
High Purity Cellulose	225	204	229	646	709
Paperboard (thousands of metric tons):
Paperboard	44	49	45	137	130
High-Yield Pulp (thousands of metric tons):
Pulp (external sales)	55	55	49	154	154

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
September 25, 2021 (Unaudited)

Total EBITDA	Three Months Ended		Nine Months Ended
	September 25, 2021	September 26, 2020	September 25, 2021	September 26, 2020
Net Income (Loss)	$(5)	$29	$90	$(8)
Depreciation and amortization-continuing operations	36	34	101	101
Depreciation and amortization-discontinued operations	—	3	3	9
Interest expense, net-continuing operations	17	14	49	40
Interest expense, net-discontinued operations	2	2	7	6
Income tax expense (benefit) continuing operations	(4)	(28)	(29)	(47)
Income tax expense (benefit)-discontinued operations	7	1	70	(1)
EBITDA	$53	$55	$291	$100
Pension settlement (gain) loss	—	—	1	—
Adjusted EBITDA	$53	$55	$292	$100

Total Adjusted Free Cash Flow Reconciliation

	Nine Months Ended
Adjusted Free Cash Flows (a):	September 25, 2021	September 26, 2020
Cash provided by operating activities	$207	$63
Capital expenditures, net	(54)	(29)
Adjusted Free Cash Flows from Total Operations	$153	$34

(a)    Adjusted free cash flows is defined as cash provided by (used for) operating activities adjusted for capital expenditures, net of proceeds from sale of assets, excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

E

EBITDA by Segment (a):	Three Months Ended September 25, 2021
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$2	$2	$8	$(25)	$(13)
Depreciation and amortization	30	4	1	—	35
Interest expense, net	—	—	—	17	17
Income tax expense (benefit)	—	—	—	(4)	(4)
EBITDA-continuing operations	$32	$6	$9	$(12)	$35
Pension settlement (gain) loss	—	—	—	—	—
Adjusted EBITDA-continuing operations	$32	$6	$9	$(12)	$35

	Three Months Ended September 26, 2020
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$8	$3	$2	$(1)	$12
Depreciation and amortization	28	4	1	1	34
Interest expense, net	—	—	—	14	14
Income tax expense (benefit)	—	—	—	(28)	(28)
EBITDA-continuing operations	$36	$7	$3	$(14)	$32

EBITDA by Segment (a):	Nine Months Ended September 25, 2021
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$20	$11	$9	$(61)	$(21)
Depreciation and amortization	85	11	2	3	101
Interest expense, net	—	—	—	49	49
Income tax expense (benefit)	—	—	—	(29)	(29)
EBITDA-continuing operations	$105	$22	$11	$(38)	$100
Pension settlement (gain) loss	—	—	—	1	1
Adjusted EBITDA-continuing operations	$105	$22	$11	$(37)	$101

	Nine Months Ended September 26, 2020
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$8	$15	$2	$(33)	$(8)
Depreciation and amortization	85	11	2	3	101
Interest expense, net	—	—	—	40	40
Income tax expense (benefit)	—	—	—	(47)	(47)
EBITDA-continuing operations	$93	$26	$4	$(37)	$86

(a) EBITDA- continuing operations is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure used by Management, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management.
F

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
September 25, 2021 (Unaudited)
(millions of dollars, except per share information)

	Nine Months Ended
Adjusted Free Cash Flows - continuing operations (a):	September 25, 2021	September 26, 2020
Cash provided by operating activities of continuing operations	$45	$57
Capital expenditures, net	(51)	(25)
Adjusted Free Cash Flows-continuing operations	$(6)	$32
(a)    Adjusted free cash flows-continuing operations is defined as cash provided by (used for) operating activities from continuing operations adjusted for capital expenditures, net of proceeds from sale of assets, excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (a):	September 25, 2021	December 31, 2020
Debt due within one year	$22	$17
Long-term debt & finance lease obligation	924	1,067
Total debt	946	1,084
Original issue discount, premiums and debt issuance costs	9	11
Cash and cash equivalents	(279)	(94)
Adjusted Net Debt	$676	$1,001
(a)    Adjusted net debt is defined as the amount of debt after the consideration of the original issue discount, premiums, and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

G

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
September 25, 2021 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended						Nine Months Ended
	September 25, 2021		June 26, 2021		September 26, 2020		September 25, 2021		September 26, 2020
Adjusted Income (Loss) from Continuing Operations (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Income (Loss) from Continuing Operations	$(13)	$(0.21)	$8	$0.13	$13	$0.20	$(21)	$(0.33)	$(9)	$(0.14)
Pension settlement loss	—	—	1	0.01	—	—	1	0.01	—	—
Tax effects of adjustments	—	—	—	—	—	—	—	—	—	—
Adjusted Income (Loss) from Continuing Operations	$(13)	$(0.21)	$9	$0.14	$13	$0.20	$(20)	$(0.32)	$(9)	$(0.14)

(a)    Adjusted income (loss) from Continuing Operations is defined as net income (loss) from Continuing Operations adjusted net of tax for a settlement of certain pension plans. Adjusted net income (loss) is not necessarily indicative of results that may be generated in future periods.

H

I